Exhibit 10.2

SECOND AMENDED AND RESTATED

PROMISSORY NOTE

$3,328,105.65	EFFECTIVE DATE: July 31, 2019

1. Agreement to Pay. FOR VALUE RECEIVED, Memory Care America LLC, a Tennessee limited liability company (“MCA”), MCA Mainstreet Tenant LLC, a Tennessee limited liability company (“MCA Mainstreet”), MCA Westover Hills Operating Company, LLC, a Tennessee limited liability company (“MCA Westover Operating”), MCA Management Company, Inc. (“MCA Management”), a Tennessee corporation, MCA New Braunfels Operating Company, LLC, a Tennessee limited liability company (“MCA New Braunfels”), MCA Westover Hills, LLC, a Delaware limited liability company (“MCA Westover”), and Memory Care at Good Shepherd, LLC, an Arkansas limited liability company (“MCA Good Shepherd”; together with MCA, MCA Mainstreet, MCA Westover Operating, MCA New Braunfels, and MCA Westover, the “Debtors”), hereby jointly and severally promise to pay to the order Invesque Holdings, LP, a Delaware limited partnership (“Invesque”), MHI-MC New Braunfels, LP, a Delaware limited partnership (“New Braunfels”), MHI-MC San Antonio, LP, a Delaware limited partnership (“San Antonio”), and MHI Little Rock, LP, a Delaware limited partnership (“Little Rock”; together with Invesque, New Braunfels and San Antonio, together with their respective successors and assigns, the “Landlord Parties”), the principal sum of THREE MILLION THREE HUNDRED TWENTY- EIGHT THOUSAND ONE HUNDRED FIVE AND 65/100 DOLLARS ($3,328,105.65), at the place and in the manner hereinafter provided, together with interest thereon at the rate or rates described below, and any and all other amounts which may be due and payable hereunder from time to time pursuant to and upon the terms and conditions set forth below, on or before January 1, 2024 (the “Maturity Date”).

2. Interest Rate.

2.1 Interest Prior to Default. Interest shall accrue on the outstanding principal balance of this Note at a fixed annual rate equal to eight and one-half percent (8.5%) (the “Interest Rate”). Interest shall accrue and shall be calculated on the basis of a year consisting of 360 days and charged for the actual number of days elapsed. For purposes of this Second Amended and Restated Promissory Note (this “Note”), the date of first disbursement shall be deemed to be July 1, 2019.

2.2 Interest Upon Maturity Date and After Default. From and after the Maturity Date or upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), interest shall accrue on the balance of principal remaining unpaid during any such period at an annual rate (“Default Rate”) equal to five percent (5%) plus the Interest Rate; provided, however, in no event shall the Default Rate exceed the maximum rate permitted by law. The interest accruing under this paragraph shall be immediately due and payable, jointly and severally, by Debtors to the holders of this Note upon demand and shall be additional indebtedness evidenced by this Note.

3. Payment Terms.

3.1 Principal and Interest. Payments of principal and interest due under this Note shall be made as follows:

(a) Commencing on July 8, 2019 and continuing on the fifth business day of each month thereafter through and including December 1, 2019, Debtors shall pay the Landlord Parties payments of interest in kind, in the amount of all accrued and unpaid interest on the outstanding principal balance of this Note as of such date, by adding such amount to the outstanding principal amount of this Note (inclusive of any interest theretofor added to the outstanding principal amount of this Note); and

(b) Commencing on January 8, 2020 and continuing on the fifth business day of each month thereafter, Debtors shall pay the Landlord Parties payments of interest in cash, in the amount of all accrued and unpaid interest on the outstanding principal balance of this Note as of such date; and

(c) Debtors acknowledge and agree that upon release to the Landlord Parties of the escrowed funds in the amount of $500,000 pursuant to the terms and conditions of that certain Settlement Agreement dated as of July 5, 2019, by and among the Debtors, the Guarantors (as defined below), and the Landlord Parties (the “Settlement Agreement”), such escrowed funds shall be applied to the outstanding principal balance of this Note; and

(d) No later than September 30, 2019, Debtors shall pay the Landlord Parties a principal payment in the amount of $500,000; and

(e) No later than December 31, 2019, Debtors shall pay the Landlord Parties a principal payment in the amount of $500,000; and

(f) Commencing on January 8, 2020, and continuing on the fifth business day of each month thereafter, Debtors shall pay the Landlord Parties equal monthly principal and interest payments in the amount of $47,811.51, subject to adjustment for any additional payments of principal otherwise made from and after such date; and

(g) The unpaid principal balance of this Note, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder or under any other agreements, instruments or other documents, evidencing, securing or guarantying obligations of any party under this Note (collectively, the “Loan Documents”), shall be due and payable in full on the Maturity Date.

3.2 Application of Payments. Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by this Note shall be applied as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable to the Landlord Parties hereunder, including, without limitation, any late charges due hereunder, (b) second, to accrued and unpaid interest on the principal balance of this Note, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, (d) fourth, to any other amounts then due the Landlord Parties hereunder or under any of the Loan Documents, and (e) last, to the unpaid principal balance of this Note in the inverse order of maturity. Any prepayment on account of the indebtedness evidenced by this Note shall not extend or postpone the due date or reduce the amount of any subsequent monthly payment of principal and interest due hereunder. After an Event of Default has occurred and is continuing, payments may be applied by the Landlord Parties to amounts owed hereunder and under the Loan Documents in such order and manner of application as the Landlord Parties shall mutually determine, in their sole discretion.

3.3 Method of Payments. All payments of principal and interest hereunder shall be paid by wire transfer in immediately available funds, which, at the time or times of payment, is the legal tender for public and private debts in the United States of America, and shall be made at such place as the Landlord Parties or the legal holder or holders of this Note may from time to time appoint in any payment invoice or otherwise in writing.

3.4 No Offset Rights. Debtors shall have no right to offset, setoff or deduct any payments due from any Debtor to any Landlord Party under this Note. All amounts due under this Note and the Pledge Agreement shall be payable without any counterclaim or defense whatsoever.

3.5 Late Charge. If any payment of interest or principal due hereunder is not made on the date payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Debtors shall pay to the Landlord Parties a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Debtors agree that the damages to be sustained by the holders hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

3.6 Prepayment. Debtors may voluntarily prepay the principal balance of this Note, in whole or in part, without penalty or premium, at any time, provided Debtors pay with such prepayment all accrued interest and all other outstanding amounts then due and unpaid under this Note and the Pledge Agreement.

4. Waivers. Debtors and all others who now or may at any time become liable for all or any part of the obligations evidenced hereby, expressly agree hereby to be jointly and severally bound, and jointly and severally: (i) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (ii) waive any and all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder, including notice of intent to accelerate; (iii) waive any and all lack of diligence and delays in the enforcement of the payment hereof; (iv) agree that the liability of each Debtor, any Guarantor, endorser or obligor shall be unconditional, joint and several and subject to no defenses or offset rights against any Landlord Party, and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by the Landlord Parties to any of them with respect hereto; (v) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Landlord Parties with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (vi) consent to the addition of any and all other makers, endorsers, Guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such makers, endorsers, Guarantors or other obligors, or security shall not affect the liability of any Debtor, any Guarantor and all others now liable for all or any part of the obligations evidenced hereby.

5. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

5.1 The failure by Debtors, regardless of whether any notice has been received by any Debtor of such failure, to pay when due any installment of principal or interest payable pursuant to this Note or any other amount payable to the Landlord Parties under this Note within five (5) business days of the date when due; or

5.2 The occurrence of the dissolution, insolvency or winding-up, as applicable, of any Debtor or Trident (as hereinafter defined); or

5.3 A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against any Debtor or Trident, and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by any Debtor or Trident, or any Debtor or Trident makes an assignment for the benefit of creditors, or any Debtor or Trident takes any action to authorize any of the foregoing; or

5.4 Any Debtor or Trident is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs and such order is not vacated within sixty (60) days; or

5.5 The occurrence of any default or event of default under any of (i) this Note, (ii) the Leases (as defined in the Settlement Agreement), (iii) that certain Pledge Agreement dated as of November 6, 2017, by and among MCA, Trident Healthcare Properties I, LP, a Delaware partnership (“Trident”), and Invesque (as reaffirmed as of the date hereof), (iv) the Settlement Agreement or (v) that certain Amended, Restated and Consolidated Guaranty Agreement, dated as of the date hereof (the “A&R Guaranty”), made by MCA, B.J. Parrish, an individual, James Walesa, and individual, Steve Person, an individual, and Trident (collectively, the “Guarantors”, and each, a “Guarantor”) (the documents referenced in clauses (i) through (v) are referred to herein as the “Debtor Documents”).

6. Remedies. Upon the occurrence of any Event of Default, at the election of the holders hereof, and without notice, (x) the principal balance remaining unpaid under this Note, and all unpaid interest accrued thereon and any other amounts due hereunder, shall be and become immediately due and payable in full, and (y) the Landlord Parties shall have the right to present the Consent Judgment (as defined in the Settlement Agreement) to the Superior Court of Marion County, State of Indiana, and upon entry shall be permitted to take any action on or pursuant to, and/or otherwise to record, levy on, execute or collect from any of the Guarantors, the judgment awarded therein. Failure to exercise any of the remedies hereunder shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holders hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holders hereof as provided in this Note are cumulative and concurrent, and may be pursued singly, successively or together against any Debtor or any security given at any time to secure the repayment hereof, all at the sole discretion of the holders hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part hereof, Debtors promise and agree, jointly and severally, to pay all costs of collection, including reasonable attorneys’ fees and court costs.

7. Other General Agreements.

7.1 Each Debtor represents and acknowledges that such Debtor: (i) is a sophisticated business person with significant experience in the operation of business ventures and the incurrence of indebtedness in connection therewith, and (ii) is represented by counsel with respect to the drafting and execution of this Note.

7.2 Debtors represent and warrant to the Landlord Parties as follows:

(a) Each Debtor is duly organized, is validly existing and in good standing under the laws of the state of its organization. Each Debtor has the full right, power and authority to enter into this Note and all documents contemplated hereby, and to consummate the transactions contemplated by this Note. All requisite action has been taken by each Debtor in connection with entering into this Note, and the consummation of the transaction contemplated hereby. Each person signing this Note and the other documents contemplated by this Note on behalf of each Debtor has the legal right, power and authority to bind such Debtor.

(b) The execution, delivery and performance by Debtors of this Note and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any law to which any Debtor is bound.

(c) No approval or consent from any person or entity (including any partners, shareholder, member, creditor, investor or governmental authority) is required for Debtors to execute, deliver or perform this Note or the other instruments contemplated hereby or for Debtors to consummate the transactions contemplated hereby, except such approvals and consents as have been obtained on or prior to the date hereof. This Note and all documents required hereby to be executed by Debtors are and shall be valid, legally binding obligations of and enforceable against Debtors in accordance with their terms.

(d) No Debtor is a Prohibited Person (as hereinafter defined). To each Debtor’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Note is a Prohibited Person. The funds or other assets Debtors will pay to the Landlord Parties under this Note are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person; and the funds or other assets Debtors will pay to the Landlord Parties under this Note are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7). “Prohibited Person” means any of the following: (a) a person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person owned or controlled by, or acting for or on behalf of any person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person that is affiliated with any person identified in clause (a), (b), (c) and/or (d) above.

7.3 Time is of the essence hereof.

7.4 This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Indiana. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

7.5 None of the Landlord Parties shall be construed for any purpose to be a partner, joint venturer, agent or associate of any Debtor or of any lessee, operator, concessionaire or licensee of any Debtor in the conduct of its business, and by the execution of this Note, Debtors agree, jointly and severally, to indemnify, defend, and hold the Landlord Parties harmless from and against any and all damages, costs, expenses and liability that may be incurred by any Landlord Party as a result of a claim that a Landlord Party is such partner, joint venturer, agent or associate.

7.6 The obligations and liabilities of each Debtor under this Note shall be joint and several and shall be binding upon and enforceable against each Debtor and their respective successors and assigns. This Note shall inure to the benefit of and may be enforced by each Landlord Party and its successors and assigns.

7.7 If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Debtors and the Landlord Parties shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Note, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

7.8 If the interest provisions herein or in any of the Loan Documents shall result, at any time during the term of this Note, in an effective rate of interest which, for any month, exceeds the limit of usury or other laws applicable to this Note, all sums in excess of those lawfully collectible as interest of the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such monies by the Landlord Parties, with the same force and effect as though the payer has specifically designated such extra sums to be so applied to principal and the Landlord Parties had agreed to accept such extra payment(s) as a premium-free prepayment. Notwithstanding the foregoing, however, the Landlord Parties may at any time and from time to time elect by notice in writing to Debtors to reduce or limit the collection to such sums which, when added to the said first-stated interest, shall not result in any payments toward principal in accordance with the requirements of the preceding sentence.

7.9 Any Landlord Party may assign its interest in this Note without the prior written consent of Debtors. No Debtor may assign its interest in this Note, or any other agreement with the Landlord Parties or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Landlord Parties.

8. Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, (iii) by overnight express carrier, or (iv) by facsimile or email transmission, addressed in each case as follows:

To the Landlord Parties:	c/o Invesque Inc.
211 W. Main Street, Suite 400
Carmel, Indiana 46032
Attn: Ms. Azin Lotfi, Esq., General Counsel
Email: alotfi@invesque.com

With a copy to:	Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, Georgia 30363
Attn.: Hedy Rubinger, Esq.
Email: hedy.rubinger@agg.com

To Debtors:	c/o Memory Care America, LLC
2211 NW Military Highway, Suite 201
San Antonio, Texas 78213
Attention: Chief Financial Officer

With a copy to:	Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Bernard R. Given II, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this paragraph shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight express carrier, then on the next federal banking day immediately following the day sent, (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received, or (iv) if sent by facsimile as evidenced by receipt of a successful transmission report or email (followed by delivery by one of the other means identified in (i)-(iii)).

9. CONSENT TO JURISDICTION. TO INDUCE THE LANDLORD PARTIES TO ACCEPT THIS NOTE, EACH DEBTOR IRREVOCABLY AGREES THAT, SUBJECT TO the LANDLORD PARTIES’ SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE WILL BE LITIGATED IN THE STATE COURTS OF HAMILTON COUNTY, INDIANA OR THE FEDERAL COURTS OF THE SOUTHERN DISTRICT OF INDIANA, INDIANAPOLIS DIVSION. EACH DEBTOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY SUCH COURT, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH DEBTOR, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH DEBTOR AT THE ADDRESS STATED IN THIS NOTE AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

10. WAIVER OF JURY TRIAL. EACH DEBTOR AND EACH LANDLORD PARTY (BY ACCEPTANCE OF THIS NOTE), HAVING BEEN REPRESENTED BY COUNSEL, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH DEBTOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST ANY LANDLORD PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

11. Pledge Agreement. This Note is secured by the liens and security interests created under the Pledge Agreement.

12. Amendment and Restatement. This Note is an amendment and restatement of, and replaces in its entirety, that certain Amended and Restated Promissory Note executed by MCA in favor of Invesque dated effective as of November 6, 2018, in the original principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Original Note”), and is not intended to serve as a novation or an accord and satisfaction of the indebtedness evidenced thereby. The Debtors hereby further acknowledge and agree that the principal amount of this Note represents an amendment, restatement and consolidation of the amounts set forth on Schedule I hereto, which amounts are due and owing to the Landlord Parties pursuant to the Original Note and the Leases (as defined in the Settlement Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, Debtors have executed and delivered this Second Amended and Restated Promissory Note under seal as of the day and year first written above.

DEBTORS:

Memory Care America LLC,
a Tennessee limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

MCA Mainstreet Tenant LLC,
a Tennessee limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

MCA Westover Hills Operating Company, LLC,
a Tennessee limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

MCA Management Company, Inc.,
a Tennessee corporation

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

MCA New Braunfels Operating Company, LLC,
a Tennessee limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

MCA Westover Hills, LLC,
a Delaware limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

Memory Care at Good Shepherd, LLC,
an Arkansas limited liability company

By:	/s/ B.J. Parrish	(SEAL)
Name:	B.J. Parrish
Title:	Authorized Agent

Schedule I

Initial Promissory Note due 4/1/2019	$300,000.00
Taxes Paid by IVQ in January 2019
Little Rock Real Estate Tax Bill 2017	$117,491.31
New Braunfels Real Estate Tax Bill 2018	$163,156.31
New Braunfels Personal Property Tax Bill 2018	$18,569.44
San Antonio Real Estate Tax Bill 2018	$214,582.75
San Antonio Personal Property Tax Bill 2018	$25,985.73
Total	$539,785.54

Accrued Rent Through 6/1/19
Little Rock	$574,837.50
New Braunfels	$606,187.02
Westover Hills	$628,414.02
Total	$1,809,438.54

Additional Considerations
Late Payment Charge (Rent Only)	$-
Recovery of Lease Deposit used for tax payments	$394,213.20
Unpaid Interest on $300k Note (through 6/1)	$-
Tax Escrow Owed to IVQ per Lease Amendment (through 6/1)	$284,668.37
Total Considerations	$678,881.57
Aggregate Promissory Note	$3,328,105.65